Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-4 of OPKO Health, Inc. of our report dated January 13, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting of Bio-Reference Laboratories, Inc. and its subsidiaries (the “Company”), which appears in the Company’s Annual Report on Form 10-K for the year ended October 31, 2014. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ MSPC

MSPC

Certified Public Accountants and Advisors

A Professional Corporation

Cranford, New Jersey

July 15, 2015